Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

CHANGES FISCAL YEAR END TO DECEMBER 31

NAPLES, FLORIDA (March 7, 2006) — Health Management Associates, Inc. (NYSE: HMA) announced today that it is changing its fiscal year end from September 30th to December 31st. HMA’s fiscal year 2006 will now end on December 31, 2006.

HMA’s Board of Directors and senior management believes HMA’s new calendar fiscal year more closely aligns the Company’s fiscal reporting with its strategic business plans and the financial reporting cycles of the other publicly traded hospital companies.

On February 9, 2006, HMA filed its Quarterly Report on Form 10-Q for the three-month period beginning October 1, 2005 and ended December 31, 2005. The results of that fiscal quarter will be audited and included in HMA’s Annual Report on Form 10-K filed for the year ending December 31, 2006.

HMA is a premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 17 years of uninterrupted operating earnings growth. Upon completion of the previously announced transaction to acquire the 83-bed Cleveland Clinic – Naples Hospital, HMA will operate 61 hospitals in 16 states with approximately 8,628 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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